<SEQUENCE>1
<FILENAME>IPSU_sc13g.txt

                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            Imperial Sugar Company
                                (Name of Issuer)

                          Common Stock, without par value
                          (Title of Class of Securities)

                                    453096208
                                 (CUSIP Number)

                                  May 25, 2012
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 11 Pages

CUSIP No. 453096208                  13G                   Page 2 of 11 Pages
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     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Master Fund Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
687,617 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      --------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.62%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            CO
-----------------------------------------------------------------------------

CUSIP No. 453096208                  13G                   Page 3 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Capital Management LP

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
687,617 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      --------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.62%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            PN
-----------------------------------------------------------------------------

CUSIP No. 453096208                  13G                   Page 4 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Distressed Master Fund LLC

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
200,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      --------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
200,000 shares of Common Stock
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.63%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            OO
-----------------------------------------------------------------------------

CUSIP No. 453096208                  13G                   Page 5 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Sander Gerber
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
687,617 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      --------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
687,617 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.62%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            IN
-----------------------------------------------------------------------------

CUSIP No. 453096208                  13G                   Page 6 of 11 Pages
-----------------------------------------------------------------------------

Item 1.

(a)   Name of Issuer

           Imperial Sugar Company, a Texas corporation (the 'Company').

(b)   Address of Issuer's Principal Executive Offices

           	8016 Highway 90-A
		P.O. Box 9
		Sugar Land, TX 77487-0009

Item 2(a).  Name of Person Filing

This statement is filed by Hudson Bay Master Fund Ltd., Hudson Bay Capital Management LP (the 'Investment Manager'), Hudson Bay Distressed Master Fund LLC and Mr. Sander Gerber ('Mr. Gerber'), who are collectively referred to herein as 'Reporting Persons.'

Item 2(b).  Address of Principal Business Office or, if none, Residence

      The address of the principal business office of the Investment Manager, Hudson Bay Distressed Master Fund LLC and Mr. Gerber is:

      777 Third Avenue, 30th Floor
      New York, NY 10017

      The address of the principal business office of Hudson Bay Master Fund Ltd. is:

      Walkers SPV Limited, Walker House
      PO Box 908GT, Mary Street
      Georgetown, Grand Cayman
      Cayman Islands

Item 2(c).  Citizenship

      Citizenship is set forth in Row (4) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 2(d)   Title of Class of Securities

      	Common Stock, without par value (the 'Common Stock')

Item 2(e)   CUSIP Number

      	453096208
CUSIP No. 453096208                  13G                   Page 7 of 11 Pages
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Item 3.     If this statement is filed pursuant to ss.240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ]   Broker or dealer registered under Section 15 of the Act (15 U.S.C.
          78o).

(b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);


(k) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)
(J), please specify the type of institution: _____________________

Item 4.     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

	The Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed on May 11, 2012 indicates that as of May 8, 2012 the total number of outstanding shares of Common Stock was 12,241,530. The percentages set forth on Row 11 of the cover page for each Reporting Person is based on the Company's outstanding Common Stock.


CUSIP No. 453096208                  13G                   Page 8 of 11 Pages
-----------------------------------------------------------------------------

	Hudson Bay Master Fund Ltd., which wholly-owns Hudson Bay Distressed Master Fund LLC, may be deemed to be the beneficial owner of all shares of Common Stock held by it and by Hudson Bay Distressed Master Fund LLC. The Investment Manager, which serves as the investment manager to Hudson Bay Master Fund Ltd. and Hudson Bay Distressed Master Fund LLC, may be deemed to be the beneficial owner of all shares of Common Stock held by Hudson
Bay Master Fund Ltd. and Hudson Bay Distressed Master Fund LLC. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Each of Hudson Bay Master Fund Ltd., Hudson Bay Distressed Master Fund LLC and Mr. Gerber disclaims beneficial ownership of these securities. Hudson Bay Master Fund Ltd. and Hudson Bay Distressed Master Fund LLC are named as Reporting Persons herein solely to report the securities held in their name.

Item 5.     Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      Not applicable.

Item 8.     Identification and Classification of Members of the Group

      Not applicable.

Item 9.     Notice of Dissolution of Group

      Not applicable.



CUSIP No. 453096208                  13G                   Page 9 of 11 Pages
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Item 10.    Certification

      By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of June 1, 2012, by and among Hudson Bay Master Fund Ltd., Hudson Bay Capital Management LP, Hudson Bay Distressed Master Fund LLC and Sander Gerber.

CUSIP No. 453096208                   13G                Page 10 of 11 Pages
-----------------------------------------------------------------------------


SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: June 1, 2012

HUDSON BAY CAPITAL MANAGEMENT LP

By: /s/ Sander Gerber
Name:	Sander Gerber
Title: Authorized Signatory
HUDSON BAY MASTER FUND LTD.

By: Hudson Bay Capital Management, L.P.,
Its Investment Manager

By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: Authorized Signatory

/s/ Sander Gerber
SANDER GERBER

HUDSON BAY DISTRESSED MASTER FUND LLC

By: Hudson Bay Capital Management, L.P.,
Its Investment Manager

By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: Authorized Signatory

CUSIP No. 453096208                 13G                   Page 11 of 11 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, without par value of Imperial Sugar Company is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of June 1, 2012

HUDSON BAY CAPITAL MANAGEMENT, L.P.

By: /s/ Sander Gerber
Name:	Sander Gerber
Title: Authorized Signatory
HUDSON BAY MASTER FUND LTD.

By: Hudson Bay Capital Management, L.P.,
Its Investment Manager

By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: Authorized Signatory

/s/ Sander Gerber
SANDER GERBER

HUDSON BAY DISTRESSED MASTER FUND LLC

By: Hudson Bay Capital Management, L.P.,
Its Investment Manager

By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: Authorized Signatory